UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

SCHEDULE 14A

(RULE 14a-101)

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

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National Bankshares
(Name of Registrant as Specified In Its Charter)

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March 12, 2014

Dear Fellow Stockholder:

We invite you to join us for the Annual Meeting of Stockholders of National Bankshares, Inc. on Tuesday, April 8, 2014, at 3:00 p.m. The Annual Meeting will be held at the Custom Catering Center at 902 Patrick Henry Drive, at the intersection of North Main Street in Blacksburg, Virginia. A map and directions to Custom Catering are on the reverse of this letter.

The attached Notice of Annual Meeting and Proxy Statement describe the formal business to be transacted at the meeting. We will be electing your directors, and we will report on the operations of Bankshares.

YOUR VOTE IS IMPORTANT, REGARDLESS OF THE NUMBER OF SHARES YOU OWN. On behalf of the Board of Directors, I urge you to please sign, date and return the Proxy in the enclosed postage-paid envelope. Please return the Proxy as soon as possible, even if you now plan to attend the Annual Meeting. This will not prevent you from voting in person, but it will insure that your vote is counted if you are unable to attend the meeting.

Thank you for your interest and investment in National Bankshares, Inc.

Sincerely,

James G. Rakes
Chairman
President and
Chief Executive Officer

DIRECTIONS TO CUSTOM CATERING CENTER

FROM THE NORTH:

Exit left from US Route 460 at first Blacksburg exit to Business Route 460 (North Main Street). Proceed south on North Main Street to traffic light just past Food Lion Plaza. Turn right at traffic light onto Patrick Henry Drive, and turn at first right into Custom Catering Center.

FROM THE SOUTH:

Exit right from US Route 460 Bypass at first Prices Fork Road exit (Downtown). Follow Prices Fork Road to its end at the intersection with North Main Street. Proceed — around the new traffic circle and turn right onto North Main Street. Proceed north to second traffic light, at the intersection of Patrick Henry Drive. Turn left at Patrick Henry Drive, and turn at first right into Custom Catering Center.

NOTICE OF 2014 ANNUAL MEETING OF STOCKHOLDERS

To the Stockholders of National Bankshares, Inc.:

This is your notice that the 2014 Annual Meeting of Stockholders of National Bankshares, Inc. will be held at the Custom Catering Center at 902 Patrick Henry Drive, at the intersection of North Main Street in Blacksburg, Virginia, on Tuesday, April 8, 2014, at 3:00 p.m. The meeting is for the purpose of considering and acting upon the following items of business:

1.	To elect three Class 3 directors to serve a term of three years each.
2.	To approve a non-binding resolution to approve the compensation of the named executive officers disclosed in this proxy statement.
3.	To ratify the Board of Directors’ appointment of Yount, Hyde & Barbour, P.C. as the Company’s independent registered public accounting firm for the year ending December 31, 2014.

NOTE:	The Board of Directors is not aware of any other business to come before the meeting.

Only stockholders of record at the close of business on February 21, 2014 are entitled to receive notice of and to vote at the meeting, or at any adjournments of the meeting.

Your attention is directed to the proxy statement accompanying this notice for a more complete statement of the matters proposed to be acted upon at the meeting.

To assure that your shares are represented at the meeting, please complete, date, sign and mail promptly the enclosed proxy, for which a return envelope is provided. The proxy will not be used if you attend and vote in person at the meeting. You may revoke your proxy prior to actual voting of the proxy.

BY ORDER OF THE BOARD OF DIRECTORS

Bryson J. Hunter
Secretary and Counsel

Blacksburg, Virginia

March 12, 2014

PROXY STATEMENT

OF

NATIONAL BANKSHARES, INC.

101 HUBBARD STREET

BLACKSBURG, VA 24060

P.O. BOX 90002

BLACKSBURG, VA 24062-9002

540/951-6300

www.nationalbankshares.com

www.nationalbanksharesproxy.com

--------------

ANNUAL MEETING OF STOCKHOLDERS

TUESDAY, APRIL 8, 2014

This proxy statement is furnished in connection with the solicitation of proxies by and on behalf of the Board of Directors (the “Board”) of National Bankshares, Inc. (“NBI,” “Bankshares” or the “Company”) to be used at the 2014 Annual Meeting of Stockholders to be held at the Custom Catering Center at 902 Patrick Henry Drive, at the intersection of North Main Street, Blacksburg, Virginia, at 3:00 p.m., on Tuesday, April 8, 2014, and at any adjournments of the meeting. The approximate mailing date of the proxy statement, the notice of annual meeting and the accompanying proxy is March 12, 2014.

REVOCATION OF PROXIES

Stockholders who sign and send in their proxies retain the right to revoke them at any time prior to the actual voting of the proxies at the Stockholders Meeting. Proxies may be revoked by written notice received prior to the meeting, by attending the meeting and voting in person or by submitting a signed proxy with a later date. A written notice revoking a previously executed proxy should be sent to National Bankshares, Inc., P.O. Box 90002, Blacksburg, Virginia 24062-9002, Attention: James G. Rakes. Unless revoked, the shares represented by properly executed proxies will be voted at the meeting according to the instructions contained in the proxy. Where no instructions are given, proxies will be voted for the nominees for directors set forth in Proposal No. 1; for the non-binding resolution to approve the compensation of the named executive officers described in Proposal No. 2; and for the ratification of the appointment of Yount, Hyde & Barbour, P.C. as the independent registered public accounting firm for the year ending December 31, 2014 described in Proposal No. 3.

An Annual Report to Stockholders, including the financial statements for the year ended December 31, 2013, is being mailed to you at the same time as this Proxy Statement, but should not be considered proxy solicitation material.

VOTING SECURITIES AND STOCK OWNERSHIP

As of March 12, 2014, Bankshares had 6,947,974 shares of common stock ($1.25 par value) issued and outstanding. Each of the shares is entitled to one vote at the Annual Meeting. Only those stockholders of record at the close of business on February 21, 2014 will be entitled to vote at the meeting or at any adjournments.

A majority of votes entitled to be cast on matters to be considered at the Annual Meeting constitutes a quorum. If a share is represented for any purpose at the Annual Meeting, it will be considered to be present for purposes of establishing a quorum. Abstentions and shares held of record by a broker or its nominee (“broker shares”) which are voted on any matter are included in determining the number of votes present or represented at the Annual Meeting. Broker shares that are not voted on any matter will not be included in determining whether a quorum is present. If a quorum is established, directors will be elected by a plurality of votes cast by shares entitled to vote at the Annual Meeting. On all other matters, the vote of a majority of shares present in person or by proxy and entitled to vote is required. Broker shares may not be voted in an uncontested Board election such as this one unless the beneficial owner has provided voting instructions. Votes that are withheld and broker shares that are not voted on any matter will not be included in determining the number of votes cast.

STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

Shown below is information with respect to persons or groups that beneficially own more than 5% of National Bankshares, Inc. common stock. This information is derived from Schedules 13G filed by such persons or groups.

Name of Beneficial Owner	Shares of Common Stock Beneficially Owned as of December 31, 2013		Percentage Of Class
BlackRock, Inc. 55 East 52nd Street New York, NY 10055	414,053	(1)	6.0%

(1)	Sole dispositive power for 414,053 shares and sole voting power for 398,304 have been reported.

STOCK OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS

The following table presents the beneficial ownership of National Bankshares, Inc. common stock as of February 21, 2014, by each director, each executive officer named in the Summary Compensation Table and all directors and executive officers as a group. Except as otherwise noted, the named individual has sole voting and investment power with respect to the stock.

Name of Beneficial Owner	Shares of Common Stock Beneficially Owned as of February 21, 2014		Percentage Of Class
Lawrence J. Ball	3,500		*
F. Brad Denardo	50,785	(1)	*
John E. Dooley	450		*
Charles E. Green, III	40,138	(2)	*
Bryson J. Hunter	---		*
Jack M. Lewis	6,056		*
Mary G. Miller	2,255		*
William A. Peery	33,910	(3)	*
James G. Rakes	107,478	(4)	1.55%
Glenn P. Reynolds	5,929	(5)	*
James M. Shuler	28,227	(6)	*
David K. Skeens	6,298	(7)	*
All Nominees, Current Directors and Executive Officers as a Group (12 persons)	285,026		4.10%

*	Represents less than 1% of the Company’s outstanding common stock.
(1)

Includes 4,534 shares owned jointly with spouse, 23,673 shares owned through National Bankshares, Inc. Employee Stock Ownership Plan and 16,000 shares in vested options which may be exercised as of February 21, 2014.

(2)	Includes 7,158 shares owned jointly with spouse and 11,880 shares held as custodian for children.
(3)	Includes 72 shares owned as custodian for son, 7,260 shares owned by a controlled corporation and 21,900 shares owned as Trustee.
(4)

Includes 9,380 shares owned jointly with spouse, 38,346 shares owned through National Bankshares, Inc. Employee Stock Ownership Plan and 30,000 shares in vested options which may be exercised as of February 21, 2014.

(5)	Includes 2,453 shares owned by spouse.
(6)	Includes 4,053 shares owned by spouse and 426 shares owned jointly with spouse.
(7)	Includes 6,236 shares owned through National Bankshares, Inc. Employee Stock Ownership Plan.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended (“Exchange Act”) requires our directors and officers to file with the SEC initial reports of ownership and reports of changes in ownership of our common stock and to furnish us with copies of all forms filed.

To our knowledge and based on the written representations of our directors and executive officers, during the past fiscal year (and in prior years, as noted below) our officers and directors complied with all applicable Section 16(a) filing requirements, except as noted below.

Mr. Peery inadvertently failed to file timely one required Form 4 to report the acquisition of the Company’s stock by inheritance in December 2013. A Form 4 was filed late.

Mr. Reynolds inadvertently failed to file timely one required Form 4 in December 2013 for him and his spouse. A Form 5 was filed reporting these four transactions. In addition, Mr. Reynolds inadvertently failed to file timely the required Form 4 for four purchases of the Company’s stock in 2012 and 2013 by his spouse which amounts to 87 shares. These four purchases of Company stock were made through a dividend reinvestment program sponsored by her broker-dealer. A “catch-up” Form 5 has been filed reporting these transactions.

PROPOSAL NO. 1 - ELECTION OF DIRECTORS

Bankshares’ articles of incorporation provide that the directors will be divided into three classes (1, 2 and 3) with each class as nearly equal in number as possible and the term of office of each class ending in successive years. The articles of incorporation currently also provide that the number of directors shall be set by the bylaws, but shall not be less than nine, or more than twenty-six. For the purpose of the election of directors at the Annual Meeting, the number of directors set forth in the bylaws is nine. The current term of office of the Class 3 directors expires at this 2014 Annual Meeting of Stockholders. The terms of Class 1 and Class 2 directors will expire in 2015 and 2016, respectively.

The Board of Directors has nominated three serving Class 3 directors, Charles E. Green, III, William A. Peery and James M. Shuler, to serve a three-year term to expire at the Annual Meeting of Stockholders in 2017.

It is the intention of the persons named as proxies, unless instructed otherwise, to vote for the election of the three nominees for Class 3 director. Each nominee has agreed to serve if elected. If any of the nominees is unexpectedly unable to serve, the shares represented by all valid proxies will be voted for the remaining nominees and any other person or persons who may be designated by the Board. At this time, the Board knows of no reason why any nominee might be unable to serve.

The following information is provided with respect to the three nominees to serve as Class 3 director and the six incumbent directors who will be continuing in office following the Annual Meeting. All information is provided as of February 21, 2014, and employment information is provided for the past five years. No director or nominee is related by blood, marriage or adoption to any other director, nominee or executive officer. No director or nominee currently serves or has served within the past five years, as a director of any company which has a class of securities registered pursuant to Section 12 of the Securities Exchange Act of 1934, or is subject to the requirements of Section 15(d) of the Exchange Act, or of any company registered as an investment company under the Investment Company Act of 1940. Two directors, Mr. Rakes and Dr. Shuler, also currently serve as a director of one or both of the wholly owned subsidiaries of Bankshares, the National Bank of Blacksburg (“NBB”), and National Bankshares Financial Services, Inc. (“NBFS”). No other director has been employed by a subsidiary affiliate of the Company during the last five years. Each director and nominee, except for Mr. Rakes, has been determined to be independent by the Board of Directors, using the definition for independence of directors that is used for determining compliance with the applicable listing standards for the NASDAQ Stock Market, the national securities exchange on which Bankshares common stock is listed. (See also “Director Independence” and “Certain Transactions with Officers and Directors”).

Nominees

Class 3 Directors

(Serving until 2017 Annual Meeting)

Charles E. Green, III (Age 63): Mr. Green began a three year term of service on the Board of Directors in 2011. Previously, Mr. Green served as a member of the Board of Directors of NBB. He has nearly 26 years of experience as community bank director having been elected to the NBB Board in 2006 and to the board of a predecessor bank in 1986. Mr. Green has experience in small business management, as well as insurance and investment matters, all of which benefit the Company. He resides in, and was formerly the mayor of, Tazewell, Virginia, and Mr. Green possesses in-depth knowledge of that portion of the Company’s market area.

William A. Peery (Age 62): As President of Cargo Oil Co., Inc. in Tazewell, Virginia, Mr. Peery has business management experience, including experience in financial management. Cargo Oil Co., Inc. operates convenience stores and sells petroleum products. The firm is headquartered in Tazewell, Virginia, where Mr. Peery also resides. Mr. Peery brings small business management experience to the Board. The Company considers small businesses to be a key component of its customer market. He was elected to the Company’s Board of Directors in 2005.

James M. Shuler (Age 70): Dr. Shuler is a retired veterinarian who represented the 12th legislative district in the Virginia House of Delegates from 1994 until January 2012. Prior to his retirement, Dr. Shuler founded and ran a companion animal veterinary practice. Dr. Shuler brings small business management expertise, knowledge of Virginia’s political environment and extensive contacts within the business and academic communities to his service on the Company’s Board. He has served on the NBI Board since 2002 and is its Vice Chairman. Dr. Shuler is currently also a Director and Vice Chairman of NBB, where he has served on the Board since 1987.

Directors Continuing in Office

Class 1 Directors

(Serving until 2015 Annual Meeting)

Lawrence J. Ball (Age 59): Mr. Ball was elected to the National Bankshares, Inc. Board of Directors in 2006. He is the President of Moog Components Group, a part of Moog, Inc., which is an international corporation. Prior to being named President, Mr. Ball was the Vice President and General Manager of Moog Components Group. Moog Components Group is headquartered in Blacksburg, Virginia, and the company designs and manufactures products in motion, electronics and fiber optics. Mr. Ball has extensive experience in management and financial reporting. Mr. Ball’s experience as a senior manager with a large corporation is considered valuable in adding to the Board of Directors’understanding of larger business operations.

Mary G. Miller (Age 63): Dr. Miller is the founder and President of IDD, Inc., a full-service Internet technology firm specializing in custom software solutions, education and training and online content management. The firm is located in Blacksburg, Virginia. In addition to her experience in small business management, Dr. Miller brings in-depth knowledge of the region’s developing technology sector to her service on the Board of Directors. Dr. Miller was first elected to the Board in 2003.

Glenn P. Reynolds (Age 61): Mr. Reynolds is the founder and President of Reynolds Architects Incorporated, an architecture firm located in Blacksburg, Virginia. He has been a member of the National Bankshares, Inc. Board of Directors since 2006. Mr. Reynolds’ familiarity with the area’s construction and development projects and his experience with local building firms are useful to the Company’s Board. In addition, Mr. Reynolds has small business management experience and an extensive network of contacts in the local business and academic communities.

Class 2 Directors

(Serving until 2016 Annual Meeting)

John E. Dooley (Age 59): Dr. Dooley is Chief Executive Officer (CEO) of the Virginia Tech Foundation, Inc., where he oversees the leadership and management of Virginia Tech's private assets in support of university programs and initiatives which total assets exceed $1.16 billion. Prior to becoming CEO of the Foundation in July 2012, Dr. Dooley served as Virginia Tech's Vice President for Outreach and International Affairs for ten years. Dr. Dooley is an active member of the Virginia Tech community through several committees and special projects. He also serves on the boards of several community and state organizations. He brings extensive financial knowledge and management capabilities to the Board as well as a significant network of contacts in the regional business and academic communities. Dr. Dooley was elected by the Board of Directors in November 2012 to fill the unexpired term of Jack W. Bowling. He was elected to a full three year term at the 2013 Annual Meeting.

Jack M. Lewis (Age 70): Dr. Lewis is the President of New River Community College in Dublin, Virginia. Before being elevated to the President’s role, Dr. Lewis was Dean of the Community College and served as its chief financial officer. Dr. Lewis’ experience with budgeting, financial reporting and organizational management is directly applicable to his Board service. In addition, he has been involved in local and regional economic development activities. Dr. Lewis was elected to the Board of Directors in 2004.

James G. Rakes (Age 69): Mr. Rakes is an original director of National Bankshares, Inc., having served on the Board since 1986. He has been President and Chief Executive Officer of the Company since its founding. Mr. Rakes has been the President and Chief Executive Officer of NBB since 1983 and the President and Treasurer of NBFS from 2001 until June 1, 2011. He has served as Chairman, President and CEO of NBFS since June 1, 2011. He is also the Chairman of the Board of Directors of NBB. He is active with, and has held leadership positions in, both state and national banking trade associations. These factors, together with Mr. Rakes’ experience and expertise in financial services, qualify him to serve on the Board.

The Board of Directors recommends that the stockholders vote “FOR” all of the nominees for Class 3 director.

PROPOSAL NO. 2 – ADVISORY VOTE

ON THE APPROVAL OF COMPENSATION

OF THE NAMED EXECUTIVE OFFICERS

The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”) enables our stockholders to approve, on an advisory or nonbinding basis, the compensation of the Company’s named executive officers, as described in the disclosures and discussion regarding executive compensation in this proxy statement. Our performance-related compensation philosophy is the basis for all of our compensation decisions. Please refer to “Executive Compensation” for an overview of the compensation of the Company’s named executive officers, as required by Securities and Exchange Commission rules. At the 2011 Stockholder’s Meeting, stockholders approved a proposal on how frequently to hold this advisory nonbinding vote on compensation for named executive officers, which was to hold such vote annually.

We are asking for stockholder approval of our named executive officers’ compensation as described in this proxy. The vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the compensation policies and practices discussed in this proxy. Because the vote is advisory, it will not be binding on the Company or its Board of Directors. However, the Compensation Committee will take into account the outcome of the vote when considering future executive compensation arrangements.

The Board of Directors recommends that the stockholders vote “FOR” approval of the compensation of the named executive officers.

PROPOSAL NO. 3 – RATIFICATION OF

APPOINTMENT OF INDEPENDENT AUDITORS

For the year ending December 31, 2014, the Audit Committee of the Board of Directors has selected Yount, Hyde & Barbour, P.C., an independent registered public accounting firm, to perform the audit of the Company’s financial statements and its internal controls over financial reporting. Yount, Hyde & Barbour has acted as the Company’s independent registered public accounting firm for many years.

     The selection of Yount, Hyde & Barbour as the Company’s independent auditors is not required to be submitted to a vote of the stockholders for ratification. The Company is doing so because it believes that it is a matter of good corporate practice. If the stockholders fail to vote on an advisory basis in favor of the selection of Yount, Hyde & Barbour, the Audit Committee will reconsider whether to retain Yount, Hyde & Barbour, and may retain that firm or another firm without re-submitting the matter to the stockholders. Even if the stockholders ratify the appointment, the Audit Committee may, in its discretion, direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that a change would be in the Company’s best interests.

A representative of Yount, Hyde & Barbour is expected to be at the Annual Meeting of Stockholders. That representative will have the opportunity to make a statement at the meeting and will be available to respond to appropriate questions.

The Board of Directors recommends that the stockholders vote “FOR” the ratification of the appointment of Yount, Hyde & Barbour, P.C. as the independent registered public accounting firm for the year ending December 31, 2014.

BOARD OF DIRECTORS MEETINGS, LEADERSHIP STRUCTURE,

COMMITTEES, COMPENSATION, DIRECTOR INDEPENDENCE, ATTENDANCE,

OVERSIGHT OF RISK AND COMMUNICATIONS WITH DIRECTORS

Board of Directors Meetings

The Board of Directors of Bankshares meets monthly. In 2013, there were 12 regular Board meetings and one special meeting.

Board Leadership Structure

National Bankshares, Inc. has chosen to combine the position of chairman of the board and principal executive officer. Mr. Rakes, who was serving as the Company’s President and Chief Executive Officer, was elected as the Chairman of the Board of Directors in April of 1999. He has been re-elected annually. Mr. Rakes has the longest tenure of any current director of the Company, having served since the Company was founded in 1986. In addition Mr. Rakes is Chairman, President and CEO of the Company’s primary subsidiary, the National Bank of Blacksburg, where nearly all of the Company’s business operations take place. Mr. Rakes has spent his long career in banking and he has held leadership positions in both state and national banking trade organizations. The Board of Directors determined that Mr. Rakes’ knowledge of NBB and the banking industry and his Board experience make him the logical and natural choice to serve as Chairman of the Board of National Bankshares, Inc. We believe the Board also benefits from the continuity provided by Mr. Rakes in chairing the Board.

The Board does not have a lead director designated as such. However, the Board of Directors believes that at times it is important for the independent directors to deliberate and act without having Company management present. To ensure that it has experienced leadership in these situations, the Board annually elects a Vice Chairman, who has the responsibility of chairing meetings when the Chairman is absent or when the Board wishes to meet without any representative of management being present. Dr. Shuler has served as Vice Chairman of the Board of Directors since April of 2007. We believe this structure provides the Board with independent leadership in situations where the Chairman is excused from acting as such due to his management position.

Board Committees

The Bankshares Board has standing Executive, Audit, Compensation and Nominating Committees. Mr. Rakes is the chairman of the Executive Committee, and Dr. Lewis and Dr. Shuler serve on the Committee. The Executive Committee had one meeting in 2013. The Audit Committee, which is chaired by Dr. Lewis, is made up of Mr. Ball, Dr. Dooley and Mr. Green. The Audit Committee had five meetings in 2013. In 2013, the Compensation Committee was comprised of Mr. Ball, Dr. Dooley, Mr. Green, Dr. Lewis, Dr. Miller, Mr. Peery and Mr. Reynolds. Dr. Shuler serves as its chairman. The Compensation Committee met on February 13, 2013. Dr. Miller is the chairwoman of the Nominating Committee, and Mr. Peery, Mr. Reynolds and Dr. Shuler are its members. The Nominating Committee held its meeting on January 6, 2014 but did not meet in 2013 due to scheduling conflicts.

Board Compensation

In 2013, the members of the NBI Board of Directors received $1,100 for each regular or special Board meeting they attended. They were paid $600 for each committee meeting unless the committee meeting was held concurrently with the regular board meeting. Directors were also paid an annual retainer fee of $16,000. The Chairmen of the Audit and Compensation Committees each received an additional $1,500 annual retainer. NBI Directors receive no other forms of compensation, except as described in the table below.

Directors Compensation Table(1)
	Fees Earned or Paid in Cash ($)	Other ($)		Total ($)
Lawrence J. Ball	28,800	---		28,800
John E. Dooley	32,100	---		32,100
Charles E. Green, III	31,600	---		31,600
Jack M. Lewis	33,700	---		33,700
Mary G. Miller	29,800	---		29,800
William A. Peery	30,900	---		30,900
Glenn P. Reynolds	29,800	---		29,800
James M. Shuler	33,000	37,811	(2)	70,811

(1)	Directors fees paid to Mr. Rakes are disclosed in the Summary Compensation Table in “Executive Compensation.”
(2)

Represents $26,900 in fees paid to Dr. Shuler for his service on the Board of Directors of NBB in 2013, and $10,911 in payments from the Bank Directors Deferred Compensation Plan. Please see “Nonqualified Retirement Plans” below.

Director Independence and Certain Transactions with Officers and Directors

As has been mentioned, each director of Bankshares, except for Mr. Rakes, is independent, as defined by the listing standards for the NASDAQ Stock Market, the national securities exchange on which Bankshares common stock is listed. In determining that each director meets the NASDAQ Stock Market’s listing standards for independence, the Board of Directors recognized that NBB extends credit in the ordinary course of business to Bankshares’ directors and executive officers. Extensions of credit are also made to business organizations and persons with whom Bankshares’ directors and executive officers are associated or related. These extensions of credit are made at interest rates and with the same requirements as to collateral as is prevailing for comparable transactions with the general public at the time credit is extended. In the opinion of bank management, none of the outstanding transactions with directors and executive officers involve a greater than normal risk of collectability or present other unfavorable features. In making the determination that all of the directors are independent, except for Mr. Rakes, the Board of Directors considered that Mr. Green rents a small office space at an NBB branch location. He has a year-to-year lease with the Bank and pays market rate rent of $4,200 each year, including in 2013. The Board also considered that Dr. Miller’s technology firm provided website services to Bankshares and NBB in 2013. Dr. Miller’s technology firm was paid $3,600 for such services. Except for directors’ fees and the transactions listed in this paragraph, no director received direct or indirect compensation from the Company in 2013.

Board Attendance

During 2013, each incumbent director attended 75% or more of the total number of meetings of the Board of Directors of Bankshares and of the Board committees on which he or she served. The Board does not have a formal policy regarding directors’ attendance at the Annual Meeting of Stockholders.

Board Oversight of Risk

To fulfill its responsibility to oversee the Company’s risk management processes, the full Board of Directors receives extensive and regular reports from management outlining the status of credit risk, interest rate risk, liquidity risk and major areas of operational risk. The Company’s Treasurer and Chief Financial officer, who serves as the subsidiary bank’s Senior Vice President/Operations & Risk Management, attends all meetings of the Board of Directors, is readily available to report and to answer the directors’ questions and is responsible for raising any material risk management concerns with the Board. In addition to the regular reports received by the entire Board of Directors, the Audit Committee receives personal reports from the Corporate Auditor. The Corporate Auditor, who reports directly to the Board, supplies the Audit Committee with information about internal audits completed at both the parent company and subsidiary levels and about the status of the Company’s regulatory compliance activities.

Communications with Directors

The Board of Directors provides a process for stockholders to send communications to it. Stockholders wishing to communicate with the Board of Directors or with specified individual directors should do so in writing mailed to National Bankshares, Inc., P. O. Box 90002, Blacksburg, Virginia 24062-9002, Attention: Board of Directors. All stockholder communications are forwarded to the Board or to the specified directors.

COMPENSATION DISCUSSION AND ANALYSIS

What are the objectives of the Company’s compensation program for its named executive officers?

National Bankshares, Inc. has four goals for its compensation program for named executive officers. In 2013, these officers were Chairman, President & CEO James G. Rakes, Treasurer and CFO David K. Skeens, Executive Vice President F. Brad Denardo, Secretary and Counsel Bryson J. Hunter.

•	To offer salaries and bonuses that fairly reward executive officers for their individual contributions in meeting short-term and long-term corporate strategic and financial goals.
•	To offer retirement and post-retirement benefits which incent executive officers to remain in leadership roles and which recognize and reward long tenure with the Company.
•

To offer total compensation that allows the Company to retain and recruit executive talent and which is competitive with peer financial institutions, but which fits within the Company’s conservative approach to managing overhead expense.

•	To offer a compensation program that does not increase, or have the potential to increase, material risk to the Company.

What is the program designed to reward?

The compensation program for the Chairman, President & CEO is designed to reward the profitable operation of the Company compared to its peers, particularly as measured by return on assets and return on equity. In addition, the program rewards the Chairman, President & CEO when the Company’s short- and long-term strategic goals are met. Inherent in meeting strategic goals is the ability to recognize and manage risks to the Company. Named executive officers other than the Chairman, President & CEO are rewarded for the Company’s success in meeting its performance goals and particularly for success in those areas for which they have individual management responsibility. One measure of the officers’ success is their ability to recognize and manage risk in their areas of responsibility.

What is each element of compensation?

The elements of compensation are:

•	Salary (all named executive officers)
•	Cash bonus (Chairman, President & CEO)
•	Capital Accumulation Plan (Chairman, President & CEO)
•	Qualified retirement plans, including defined benefit, 401(k) and employee stock ownership plan (all named executive officers)
•	Nonqualified officers salary continuation plan (all named executive officers)
•	Board of Directors fees (Chairman, President & CEO and Executive Vice President)
•	Perquisites and other personal benefits (Chairman, President & CEO and Executive Vice President)

Why does the Company choose to pay each element of compensation?

The Company uses salary as the cornerstone of its compensation program because it believes that the focus of executive officers, particularly of those below the level of the Chairman, President & CEO, should be on the Company’s long-term growth and performance. Annual increases are awarded based upon individual performance in meeting stated goals for that review period. Because salary rather than some form of annual incentive is the major component of their compensation, executive officers have sufficient personal economic security to make and support management decisions that may trade immediate gain for greater long-term corporate success. In addition, limiting compensation primarily to salary inhibits the incentive to take unacceptable short-term risks at the expense of reaching long-term goals.

Since the Chairman, President & CEO is the individual who has the ultimate responsibility for the success of its operations, it has long been the Company’s policy to pay him an annual incentive bonus that is based upon overall performance for the year in question. The ratio of incentive bonus to salary remains at a level which the Company believes does not increase its potential risk.

Each named executive officer, along with all other eligible Company employees, participates in three qualified retirement plans. NBI sponsors a defined benefit pension plan, the National Bankshares, Inc. Retirement Income Plan. The National Bankshares, Inc. Retirement Accumulation Plan is a 401(k) plan, and the Company also offers the National Bankshares, Inc. Employee Stock Ownership Plan. The Company believes that it is important to assist its long-term employees, including its executive officers, in assuring financial security in retirement for themselves and their families. National Bankshares, Inc. also believes that its Employee Stock Ownership Plan helps to align the interests of all employees, including executive officers, with the interests of its stockholders. More information is contained in “Qualified Retirement Plans.”

The Company established a nonqualified salary continuation plan that is designed to provide certain key Company officers, including all named executive officers, with supplemental retirement income. This plan was established to enhance the Company’s ability to retain key decision-makers and to supplement the retirement benefits of those more highly compensated executives who, because of legal limitations, are unable to participate fully in the qualified retirement plans. There is further discussion in “Nonqualified Retirement Plans.”

The Company elected to establish the National Bankshares, Inc. 1999 Stock Option Plan to promote the identification of the personal interest of participants with the long-term financial success of the Company and with growth in stockholder value. Incentive stock options were granted to Mr. Rakes and Mr. Denardo under this plan in each year from 1999 to 2005. The Plan terminated on March 9, 2009, although there are vested and unexercised stock-options remaining. See “Incentive Stock Options” for more information.

Mr. Rakes and Mr. Denardo serve as paid directors of the Company and/or of one of its subsidiaries. These individuals receive the same compensation as outside directors. The Company believes that this is an appropriate practice because these executive officers devote additional time to their Board of Directors’ responsibilities, and all directors, both internal and external, share the same fiduciary obligations and liability risk.

The perquisites and personal benefits that are provided for the Chairman, President & CEO are defined in his employment agreement. These items were agreed to for two reasons. First, they are typical benefits for individuals holding this position in peer banks and financial holding companies. As such, they are part of a total compensation package that is competitive in the Company’s operating environment. Second, certain perquisites that offer a degree of personal benefit are also directly related to job performance. The perquisites that are available to any of the other named executive officers are limited in nature and offer benefit to both the executive and the Company. See “Executive Compensation” and “Employment Agreements and Change in Control Agreements.”

How does the Company determine the amount for each element?

Salary: The salaries of National Bankshares’ named executive officers, except for that of the Chairman, President & CEO, are within the Company’s established salary ranges for each officer position. The ranges are developed after considering an annual salary survey published by the Virginia Bankers Association as well as publicly available salary information about comparable jobs in the locations in which Bankshares and its subsidiaries do business. The annual increase in base salary for these individuals is determined by the Chairman, President & CEO. In making the determination, Mr. Rakes considers the nature and responsibility of the position; the competitiveness of the market for the executive’s services; the expertise of the individual executive; and to what degree the executive has achieved annual performance goals. Individual annual performance goals support the Company’s business strategy, but are not tied to objective performance measures. The Chairman, President & CEO reports executive officer salaries to the Compensation Committee at least annually.

The base salary of the Chairman, President & CEO of at least $225,500 was set in an employment agreement effective on January 1, 2002. The employment agreement was amended and restated in its entirety on December 17, 2008, effective December 31, 2008, and the base salary was increased to Mr. Rakes’ 2008 salary of $445,183. The base salary was determined after considering compensation for this position reported in the Virginia Bankers Association’s annual salary survey and from the public documents of peer institutions that disclose salaries paid to other individuals holding similar positions. The Board of Directors Compensation Committee determines annual salary increases after assessing the CEO’s contributions to the success of the Company. In measuring the Company’s success, the Committee compares NBI’s financial results to local and regional peers. Specifically, the Compensation Committee compares Bankshares’ return on assets (ROA) and return on equity (ROE) with the average ROA and ROE of a group of at least five peer bank holding companies located in the Company’s region. The composition of the peer group generally remains the same, but it is reviewed annually. For 2013, the peer group was made up of six bank holding companies including Union First Market Bankshares Corporation, American National Bankshares, Old Point Financial Corp., First Community Bankshares, First Century Bankshares and StellarOne Corporation. The fact that National Bankshares once again significantly outperformed its peers in 2013, particularly during a difficult operating environment for banks, is reflected in the amount of salary increase awarded by the Compensation Committee to the Chairman, President & CEO. The Committee also considered Mr. Rakes’ long track record of success in profitably leading the Company and in managing risks to the Company encountered in a challenging economic environment. Although the Committee weighs the peer comparison heavily in determining Mr. Rakes’ salary increase, it does not utilize an objective formula. The Committee considers the Company’s progress in meeting budget goals for the year, but it does not utilize a quantitative assessment of budget goals in determining the amount of annual salary increase. Likewise, although there are no objective measures utilized, the Committee considers stock performance and the level of stockholder dividends in establishing salary. In assessing Bankshares’ stock performance, the Compensation Committee looks at its price, the price to earnings ratio and dividend yield as compared with the stock of the Company’s identified peers. The Committee validates salary increases by referring to the Virginia Bankers Association salary survey and to public documents from peer institutions.

Cash Bonus: The annual incentive bonus paid to the Chairman, President & CEO is determined with the same criteria that are used in establishing his annual salary increase.

Capital Accumulation Plan: The annual contribution to the Chairman, President & CEO’s Capital Accumulation Plan (“CAP”) is determined using a formula that is included in the employee agreement that was effective on January 1, 2002 and restated as of December 31, 2008. A description of the formula, which utilizes objective performance criteria based upon the ROA and ROE of Bankshares as compared with peers, and of the terms of the CAP is provided in “Grants of Plan-Based Awards.” The CAP terminated on December 31, 2011 and the final grant was made on February 8, 2012 for fiscal year 2011.

Qualified Retirement Plans: The named executive officers participate with other eligible employees in the Company’s three qualified retirement plans. Every participant’s benefits are determined under the specific provisions of each of the plans. These plans are discussed in greater detail under “Qualified Retirement Plans.”

Nonqualified Salary Continuation Plan: In early 2006, the Company’s subsidiaries entered into salary continuation plan agreements, which may be amended from time to time, with a group of selected senior officers, including all of the named executive officers. Assuming retirement at normal retirement age (as defined in the Plan), contributions to the Salary Continuation Plan are sufficient to provide a minimum of fifteen annual supplemental retirement income payments of 30% of 2005 annual compensation (adjusted by a pre-retirement inflation factor of 4%) for the Chairman, President and CEO. Using the same assumption, contributions to the Salary Continuation Plan are sufficient to provide a minimum of fifteen annual supplemental retirement income payments of 25% of 2008 annual compensation (adjusted by a pre-retirement inflation factor of 4%) for Mr. Denardo, 25% of 2013 annual compensation (adjusted by a pre-retirement inflation factor of 4%) for Mr. Skeens, and 20% of 2013 annual compensation (adjusted by a pre-retirement inflation factor of 4%) for Mr. Hunter. Additional information is included under “Nonqualified Retirement Plans.”

Incentive Stock Options: Until the termination of the 1999 Stock Option Plan on March 9, 2009, the Chairman, President & CEO could recommend annual grants of incentive stock options for the other named executive officers to the Board’s Compensation Committee, which served as the Committee that administered the Plan. The Committee could make grants of stock options for Mr. Rakes and the other named executive officers. No grants of stock options have been made since 2005, because of the negative impact of these grants on the Company’s earnings. See “Stock Options” for information concerning vested but unexercised stock options.

Board of Directors Fees: Mr. Rakes and Mr. Denardo receive the same compensation as outside directors for serving as directors of NBI and NBB. See also “Board of Director Meetings, Committees, Compensation, Attendance and Communications with Directors.”

Perquisites and Other Personal Benefits: The Board Compensation Committee negotiated with the Chairman, President & CEO to develop a comprehensive and competitive total compensation package, including perquisites. This package was included in Mr. Rakes’ January 1, 2002 employment agreement and was included in the amended and restated employment agreement effective on December 31, 2008. The Chairman, President & CEO determines perquisites available to the other named executive officers. These perquisites are limited to a Company-owned automobile for Mr. Denardo, which facilitate business travel, as well as sports tickets and club memberships, which assist Mr. Denardo with marketing and business development efforts. Mr. Rakes reports annually to the Committee on these items.

How do each element and the Company’s decisions regarding that element fit into the Company’s overall compensation objectives and affect the decisions regarding other elements?

As noted, each element supports retention, the achievement of annual and longer term corporate goals and provides reasonable financial security to the employee. Every year the Committee assesses the total compensation package for each named executive officer to determine that it is appropriate. The Committee also reviews each element of the compensation package and determines that each is satisfactory in relation to the other.

In determining Mr. Rakes’ total annual compensation, the Committee has maintained the same proportionate relationship of salary to annual bonus in recent years. The Committee reviews Mr. Rakes’ decisions regarding the compensation packages of the other executive officers. These packages remain focused heavily on salary. The executive officers participate in the qualified retirement plans available to all employees, as well as in the Officers Salary Continuation Plan. The allocation of all executive officers’ compensation, including Mr. Rakes’, among the various elements of compensation has not changed substantially in a number of years.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed this Compensation Discussion and Analysis with management. The Committee reviewed and fully discussed the Compensation Discussion and Analysis, and the report was recommended to the Board of Directors to be included in this proxy statement. Neither the Company nor the Compensation Committee engaged a consultant on compensation matters. The Compensation Committee of Bankshares is made up of all independent, non-employee directors. In 2013, Dr. Shuler was Committee Chairman, and Mr. Ball, Dr. Dooley, Mr. Green, Dr. Lewis, Dr. Miller, Mr. Peery and Mr. Reynolds were its members.

COMPENSATION COMMITTEE PROCEDURES

The Compensation Committee adopted a formal charter on January 8, 2014 which appears on the Company’s website at www.nationalbankshares.com under “Corporate Governance.” It is charged with annually evaluating the job performance of the Chairman, President & Chief Executive Officer and determining the appropriate compensation and benefits package for him. The Committee has delegated to Mr. Rakes the responsibility for evaluating the performance and setting the compensation of the other named executive officers, and he reports to the Committee at least annually about those matters.

In carrying out its responsibilities, the Compensation Committee meets at least once each year. There are no officers or employees present at the Compensation Committee’s annual meeting to evaluate the performance of the Chairman, President & CEO and to determine his compensation. The Committee considers a package of data provided to it by the Executive Committee. The package includes the Company’s financial performance data; information about the financial performance of peer institutions; and salary data from salary surveys and publicly available sources. The Committee also monitors the results of the annual advisory “say-on-pay” proposal and incorporates such results as one of many factors considered in connection with the discharge of its responsibilities, although no such factor is assigned a quantitative weighting. Because a substantial majority of our stockholders approved the compensation program described in the Company’s proxy statement in 2013, the Committee did not implement changes to the Company’s executive compensation program as a result of the stockholder advisory vote. At the conclusion of the Committee’s meeting or at a separate meeting, the Chairman, President & CEO will provide the Committee with a report on the performance and compensation of the remaining named executive officers.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

None of the directors who serve on the Compensation Committee is now, or has been in the past, an officer or employee of Bankshares or of Bankshares’ subsidiaries. This includes Chairman Shuler and Committee members: Mr. Ball, Dr. Dooley, Mr. Green, Dr. Lewis, Dr. Miller, Mr. Peery and Mr. Reynolds. Dr. Shuler serves on the Salary and Personnel Committee of NBB. No executive officer of Bankshares, NBB or NBFS served as a director of another entity which had an executive officer serving on the Bankshares Compensation Committee. No executive officer of Bankshares, NBB or NBFS served as a member of the compensation committee of another entity which had an executive officer who served as a director of Bankshares. None of the members of the Bankshares Compensation Committee, or any business organizations or persons with whom they may be associated, has had any transactions with Bankshares or its subsidiaries, except as explained in “Director Independence and Certain Transactions with Officers and Directors.”

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table sets forth information concerning total compensation earned or paid to the individuals who served as Bankshares’ named executive officers during 2013.

Summary Compensation Table
Name and Principal Position	Year	Salary ($)	Bonus ($)
James G. Rakes	2013	706,800	300,440
Chairman, President & CEO – NBI	2012	706,800	286,133
(Principal Executive Officer)	2011	628,243	286,133
Chairman, President & CEO – NBB
Chairman, President & CEO – NBFS
David K. Skeens	2013	137,542	---
Treasurer & CFO – NBI	2012	125,625	---
(Principal Financial Officer)	2011	108,563	---
Senior Vice President/Operations & Risk Management & CFO – NBB
F. Brad Denardo	2013	300,025	---
Executive Vice President – NBI	2012	300,000	---
Executive Vice President/ COO – NBB	2011	291,000	---
Treasurer – NBFS
Bryson J. Hunter	2013	133,980	---
Senior Vice President, Secretary & Counsel – NBI	2012	130,250	---
Counsel – NBB	2011	85,728	---
Secretary & Counsel - NBFS

Summary Compensation Table (continued)
Name	Year	Non-Equity Incentive Plan Compensation ($)(1)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(2)	All Other Compensation ($)(3)	Total ($)
James G. Rakes	2013	---	49,720	107,622	1,164,582
	2012	---	267,558	111,940	1,372,431
	2011	60,000	504,763	113,473	1,592,612
David K. Skeens	2013	---	12,208	6,877	156,627
	2012	---	58,537	13,221	197,283
	2011	---	45,639	12,357	166,559
F. Brad Denardo	2013	---	94,424	53,222	447,671
	2012	---	270,767	61,519	632,286
	2011	---	281,317	62,787	635,104
Bryson J. Hunter	2013	---	18,203	6,699	158,882
	2012	---	19,407	10,469	160,126
	2011	---	---	---	85,728

(1)

Contributions to the CAP for Mr. Rakes are reported under “Non-Equity Incentive Plan Compensation.” To achieve the maximum contribution, the Company’s return on equity (ROE) and return on assets (ROA) would both need to have been at least 150% of the average of the ROE and ROA of peer bank holding companies. The CAP terminated on December 31, 2011 and was not renewed. Accordingly, there were on contributions for 2012 and 2013.

(2)	“Changes in Pension Value” includes changes in the National Bankshares Retirement Income Plan and in the Officers Salary Continuation Plan.

(3)	Additional information about “All Other Compensation” for the executive officers is provided in the following chart.

Detail of All Other Compensation
Name	Year	Directors Fees ($)(1)	Matching Contribution Under National Bankshares, Inc. Retirement Accumulation Plan ($)	Contribution Under National Bankshares, Inc. Employee Stock Ownership Plan ($)(2)	Perquisites ($)(3)	Nonqualified Deferred Compensation Plan Payments ($)(4)	Total All Other Compensation ($)
James G. Rakes	2013	60,700	12,750	---	14,846	19,326	107,622
	2012	52,300	12,250	13,812	14,252	19,326	111,940
	2011	51,800	12,250	15,638	14,459	19,326	113,473
David K. Skeens	2013	---	6,877	---	---	---	6,877
	2012	---	6,281	6,940	---	---	13,221
	2011	---	5,428	6,929	---	---	12,357
F. Brad Denardo	2013	29,100	12,750	---	11,372	---	53,222
	2012	24,000	12,250	13,812	11,457	---	61,519
	2011	24,000	12,250	15,638	10,899	---	62,787
Bryson J. Hunter(5)	2013	---	6,699	---	---	---	6,699
	2012	---	3,300	7,196	---	---	10,496
	2011	---	---	---	---	---	---

See “All Other Compensation” in the Summary Compensation Table above.

(1)	Director’s fees for Mr. Rakes include fees from NBI and NBB. All of Mr. Denardo’s director’s fees are from his service on the NBB Board.
(2)	The 2013 plan year contribution to the Employee Stock Ownership Plan has not yet been allocated among the participants.
(3)

In 2013, perquisites for Mr. Rakes included $8,516 for the personal use of a Company-owned automobile and $6,329 for club dues, sports tickets and tax preparation fees. Mr. Denardo’s 2013 perquisites totaled $6,568 for personal use of a Company car and $4,804 for club dues and sports tickets.

(4)	On September 1, 2009, at age 65, Mr. Rakes began receiving monthly payments of $1,610.50 from the Bank Directors Deferred Compensation Plan. Please see “Nonqualified Retirement Plans” below.
(5)	Mr. Hunter became eligible to participate in the Retirement Accumulation Plan and the Employee Stock Ownership Plan on July 1, 2012.

Employment Agreements and Change in Control Arrangements

Several of National Bankshares, Inc.’s executive officers have been employed by the Company and its subsidiaries for many years. These officers have provided guidance in the growth and long term development of the Company’s business. Their experience and knowledge of the operations and customs of Bankshares is a benefit to the future success of the Company. As an inducement to these executive officers’ continued employment, the Board of Directors determined that Bankshares should enter into employment and change in control agreements with Mr. Rakes and Mr. Denardo. The Board implemented the change in control provisions in part to insure that Bankshares would be more likely to retain the services of key executives during periods of uncertainty resulting from significant ownership changes, should they occur.

Employment Agreement with Mr. Rakes

The employment agreement between Bankshares and Mr. Rakes (the “agreement”) was originally effective January 1, 2002 and was amended and restated to be effective on December 31, 2008. The agreement provides for the continued employment of Mr. Rakes as President and Chief Executive Officer of Bankshares and at one or more of its affiliated companies, at an annual base salary of at least $445,183. In addition, the agreement provides that Mr. Rakes may be awarded an annual bonus and certain stock-based incentives in the discretion of the Board, as well as employee fringe benefits and executive perquisites. The agreement had an initial two year term, and it will be extended for successive one-year terms unless either party gives notice at least one year prior to the end of the current term.

Mr. Rakes’ employment agreement also includes for his benefit a non-equity incentive plan, the Capital Accumulation Plan (“CAP”). The CAP terminated on December 31, 2011 and is described in more detail in “Grants of Plan-Based Awards” below.

The agreement has provisions which have the effect of continuing Mr. Rakes’ benefits and compensation under the agreement beyond his employment with Bankshares if Bankshares terminates his employment “without cause” or if Mr. Rakes resigns “for good reason”, as those terms are defined in the agreement. Under these circumstances, Mr. Rakes will continue to receive his base salary and certain executive benefits for 24 months after his employment terminates. “Cause” is defined in the agreement as i) deliberate neglect in the performance of job duties or deliberate failure to follow reasonable instructions or Company policies, ii) conviction of or pleading no contest to a felony, a crime of moral turpitude, fraud or embezzlement or any crime for which imprisonment is a possible punishment, iii) a material breach of the agreement, iv) material dishonesty or breach of fiduciary duty with respect to Bankshares, or v) willful conduct likely to result in material injury to the Company. The agreement defines “for good reason” as i) assignment of duties inconsistent with the position, ii) Company action that results in a material reduction in status, authority or duties, iii) relocation, without consent, more than 50 miles from initial place of employment, iv) failure by the Company or any successor to comply with the agreement, and v) voluntary termination during the 30-day period immediately following the first anniversary of a change in control.

The agreement also contains provisions which can have the effect of prolonging, enhancing and accelerating Mr. Rakes’ benefits and compensation under certain circumstances involving a change in control of Bankshares. A change in control generally involves circumstances where an individual or group acquires 20% or more of Bankshares’ stock or a merger occurs which results in a change in the majority of Bankshares’ Board of Directors and Bankshares’ shareholders do not constitute a majority of the shareholders in the surviving company. The sale or disposition of all or substantially all of the Company’s assets is also defined as a change in control.

The term of the agreement is automatically extended for three years from the date of a change in control and Mr. Rakes is entitled to continue to receive all of his compensation and benefits during that period, except that he becomes entitled to minimum annual stock-based awards equal to one-third of his base salary. In addition, if after a change in control, Mr. Rakes’ employment is terminated by Bankshares “without cause” or by Mr. Rakes “for good reason,” he becomes entitled to receive a lump sum salary continuation benefit equal to 2.99 times his average annual compensation includable in his annual gross income for the period of five years preceding the change in control, a continuation of certain executive benefits for 36 months, and certain enhancements to his retirement benefits.

The amended and restated employment agreement for Mr. Rakes includes provisions stating that all payments under the agreement are intended either to be outside the scope of Internal Revenue Code Section 409 or to comply with its provisions.

Mr. Rakes’ employment agreement includes requirements that he never disclose Bankshares’ confidential information or use confidential information for any purpose that does not benefit the Company. The agreement also includes a clause providing that Mr. Rakes will not engage in competition with Bankshares for 24 months after termination of his employment, unless the termination was “for good reason” or by the Company “without cause” or if his employment is terminated following a change in control.

Employment Agreements with Mr. Denardo

Mr. Denardo has an executive employment agreement with the Company that is dated December 17, 2008, and which became effective on December 31, 2008 (the “employment agreement”). Mr. Denardo’s employment agreement provides for his employment as the Company’s Executive Vice President and for his service in any executive or management position with the Company’s affiliates at an annual base salary of $220,000. Mr. Denardo’s employment agreement had a two-year term and continued for successive one-year terms unless either party had provided a one year notice of termination.

Mr. Denardo’s employment agreement states that compensation will be paid and benefits provided for 12 months if the Company terminates his employment “without cause” or if the he resigns “for good reason,” as those terms are defined in the employment agreement. “Cause” and “for good reason” are defined in the same manner as in Mr. Rakes’ employment agreement described above. If Mr. Denardo were to be terminated without cause or resign for good reason after a change in control, he would receive a salary continuance benefit equal to two times his average annual compensation for the five most recent tax years. He would also be entitled to a continuation of benefits for 24 months following termination. Change in control is defined using the same terms as in Mr. Rakes’ employment agreement.

The employment agreements for Mr. Denardo contain provisions requiring the executive officers to maintain the confidentiality of Company information. The agreements provide that Mr. Denardo will not compete with Bankshares for 12 months after ceasing employment with the Company, unless the termination is by the Company “without cause,” by the executive officers “for good reason” or following a change in control.

The following table provides additional information concerning payments to executive officers upon termination or change in control, assuming this occurred on December 31, 2013.

Potential Payments Upon Termination or Change in Control
Name	Benefit	Before Change in Control Termination Without Cause or Resignation For Good Reason ($)		After Change in Control Termination Without Cause or Resignation For Good Reason ($)		Long Term Incapacity ($)		Death ($)
James G. Rakes(1)	Post-Termination Compensation	1,413,600		2,584,447		1,413,600		176,700
	Welfare & Executive Benefits Continuation	65,421		98,131		65,421		8,178
	Officers Salary Continuation Plan(2)	126,351	(3)	126,351	(4)	126,351	(5)	126,351	(6)
F. Brad Denardo	Post-Termination Compensation	300,025		525,989		---		---
	Welfare & Executive Benefits Continuation	23,618		47,235		---		---
	Officers Salary Continuation Plan	48,240	(3)	57,977	(4)	48,240	(5)	72,488	(6)

(1)

If he is terminated without cause or leaves for good reason after a change in control, Mr. Rakes will be entitled to receive an additional retirement benefit equal to the actuarial equivalent of the additional amount he would have earned under the National Bankshares, Inc. Retirement Income Plan had it accumulated for four more years of service.

(2)	Mr. Rakes’ payments under the Officers Salary Continuation Plan will increase from the stated amount with the addition of interest from December 31, 2009 to his actual retirement date.
(3)

The Officers Salary Continuation Plan early termination benefit is an annual amount commencing at normal retirement payable to the officer for the longer of life or to the officer’s beneficiary for up to 15 years.

(4)

The Officers Salary Continuation Plan change of control benefit is an annual amount commencing at termination payable to the officer for the longer of life or to the officer’s beneficiary for up to 15 years.

(5)	The Officers Salary Continuation Plan disability benefit is an annual amount commencing at normal retirement payable to the officer for the longer of life or to the officer’s beneficiary for 15 years.
(6)	The Officers Salary Continuation Plan death benefit is an annual amount commencing at death payable to the officer’s beneficiary for 15 years.

Grants of Plan-Based Awards

The employment agreement for Mr. Rakes, which is dated January 1, 2002 and which was amended and restated effective on December 31, 2008, includes a non-equity incentive plan, the Capital Accumulation Plan (“CAP”). Under the agreement, the total amount allocated to the CAP for the calendar year is established by the Board of Directors with a maximum of $60,000 per year to be allocated. This total amount is then divided equally between two target areas: (1) return on equity, and (2) return on assets. The amount actually contributed to the CAP for a year is based on Bankshares’ performance relative to the average performance of a peer group of Virginia bank holding companies in the two target areas during that year. The 2011 peer group of six community bank holding companies are headquartered in Virginia and southern West Virginia, and are similar to or larger than National Bankshares, Inc. in asset size. A minimum of 85% of the peer group average must be achieved in a target area for any contribution to be made for that target area. The amount of the contribution for each target area increases beyond the minimum contribution to the extent Bankshares’ performance exceeds 85% of the peer group average with a maximum contribution for performance which equals 150% or more of the peer group average. Contributions to the CAP for achievements in any calendar year must be made prior to June 1 of the next following year. Accrued CAP benefits become payable 12 months after an election by Mr. Rakes or, in the absence of an election, on the first day of the seventh month following his separation from service or the first day of the month following his death, or earlier, should Mr. Rakes retire or his employment terminate under certain circumstances. Once the CAP benefits become payable, they are paid in quarterly installments over ten years unless Mr. Rakes chooses, with the Board’s consent, to receive them in some alternate form of payment. The CAP contribution for 2011, which was paid in 2012, was $60,000. The CAP terminated on December 31, 2011 and was not renewed. Accordingly, there were no CAP contributions for 2012 and 2013.

Stock Options

In March 1999, Bankshares established a stock option plan, the National Bankshares, Inc. 1999 Stock Option Plan, that permitted the grant of incentive stock options and nonqualified stock options. The plan terminated on March 9, 2009. Grants of stock options were made annually each November from 1999 through 2005.

The following table provides additional information about the outstanding equity awards in the 1999 Stock Option Plan as it applies to Mr. Rakes and Mr. Denardo. All stock options are vested.

Outstanding Equity Awards at Fiscal Year End
Name	Number of Securities Underlying Exercisable but Unexercised Options (#)	Option Exercise Price ($)	Option Expiration Date
James G. Rakes	15,000	24.925	11/09/2014
	15,000	23.00	11/08/2015
F. Brad Denardo	8,000	24.925	11/09/2014
	8,000	23.00	11/08/2015

No stock options were exercised during 2013.

Retirement Plans

Bankshares maintains several qualified and nonqualified employee benefit plans for employees of participating employees in the plans. These benefit plans are described below.

Qualified Retirement Plans

National Bankshares, Inc. Retirement Income Plan. Until December 31, 2001, NBB maintained a tax-qualified, noncontributory defined benefit retirement plan for qualified employees called the National Bank of Blacksburg Retirement Income Plan (the “NBB Plan”). Effective on December 31, 2001, the NBB Plan was amended; its name was changed to the National Bankshares, Inc. Retirement Income Plan (the “NBI Plan”); and the Bank of Tazewell County Employee Pension Plan (the “BTC Plan”) was merged into the NBI Plan. The NBB (now NBI) Plan became effective on February 1, 1984, when NBB amended and restated its previous pension plan. This plan covers all officers and employees of NBI and its subsidiaries who have reached age twenty-one and have had one year of eligible service on the January 1 or July 1 enrollment dates. Employee benefits are fully vested after five years of service, with no partial vesting. Prior to the December 31, 2001 plan amendment, retirement benefits at the normal retirement age of sixty-five were calculated at 66% of the employee’s average monthly compensation multiplied by the number of years of service, up to a maximum of twenty-five years. After December 31, 2001, retirement benefits at the normal retirement age were calculated at 1.75% of average monthly compensation multiplied by the number of years of service, up to thirty-five years. Added to this is .65% of “excess monthly average compensation” (defined in the NBI Plan as the amount of the average monthly compensation that is in excess of a participant’s monthly Social Security covered compensation, generally the rounded average of the Social Security taxable wage bases) multiplied by the number of years of service, up to thirty-five years. The benefit formula was amended again in 2008 to reduce the benefit formula for future accruals to 1.00% of monthly compensation, multiplied by the number of years of service up to thirty five years. Average monthly compensation is determined by averaging compensation over the five highest paid consecutive years in the employee’s final ten years of employment. Retirement benefits under the NBI Plan are normally payable in the form of a straight life annuity, with ten years guaranteed; but other payment options may be elected. Benefits accrued by participants in the NBB Plan and in the BTC Plan prior to December 31, 2001, will be calculated based upon compensation and service under the old NBB and BTC Plan formulas. Benefits accrued by participants after January 1, 2002, are calculated under the NBI Plan formulas. The compensation covered by the NBI Plan includes the total of all amounts paid to a participant for personal services reported on the participant’s federal income tax withholding statement (Form W-2), except that earnings were limited to $200,000, indexed for the cost of living, until 1994. In 1994, the earnings limit was decreased to $150,000, which is indexed for the cost of living after 1994. For 2013, the limit on compensation was $255,000.

National Bankshares, Inc. Employee Stock Ownership Plan. Bankshares sponsors a non-contributory Employee Stock Ownership Plan (the “ESOP”), in which NBB and NBFS were participating employers for 2011. All full-time employees who are over the age of 21 and who have been employed for one year are eligible to participate. Contributions under the ESOP are discretionary for each participating employer and participants are not permitted to make contributions to the plan. Contributions are allocated to a participant’s account based upon a participant’s covered compensation, which is W-2 compensation. The contributions are fully vested after three years.

National Bankshares, Inc. Retirement Accumulation Plan. Bankshares sponsors the NBI Retirement Accumulation Plan which qualifies under IRS Code Section 401(k) (the “401(k) plan”). For 2012, NBB and NBFS were participating employers. All full-time employees who have one year of service and who are over the age of 21 are eligible to participate. Participants may contribute up to 100% of their total annual compensation to the plan, subject to IRS deferral annual dollar limits. Employee contributions are matched by the employer at 100% for the first 4% of salary contributed and at 50% of the next 2% of salary contributed. Employees are fully vested at all times in contributions and employer match sums.

Nonqualified Retirement Plans

Bank Directors Deferred Compensation Plan. From 1985 to 1989 NBB maintained a voluntary deferred compensation plan for its directors, which permitted a director to defer receipt of a portion of director’s fees for a period of five years. NBB purchased life insurance on all of the participants in amounts that, in the aggregate, actuarially funded its future liabilities under the program. While the insurance policies were purchased to fund the directors’ deferred compensation plan, there is no obligation to use any insurance proceeds from policy loans or death benefits to curtail the deferral compensation liability. Under the terms of the plan, at age 65, a participant or beneficiary receives 120 monthly benefit payments. The plan also provides for 120 monthly payments to the participant’s beneficiary in the event of the participant’s death prior to age 65. Mr. Rakes became entitled to receive 120 months of payments of $1,610.50 beginning at age 65. In 2012, there were no contributions to the Bank Directors’ Deferred Compensation Plan. The plan had no earnings. Mr. Rakes began receiving monthly payments on September 1, 2009. Those payments are included in “All Other Compensation” in the Summary Compensation Table above.

Officers Salary Continuation Plan. In early 2006, Bankshares and its subsidiaries entered into salary continuation agreements with a select group of Company and subsidiary bank officers, including Mr. Rakes, Mr. Skeens and Mr. Denardo. Effective January 1, 2012, Bankshares’ subsidiary entered into a salary continuation agreement with Mr. Hunter. The Salary Continuation Plan benefits are funded by investments in bank subsidiary-owned life insurance policies on the lives of the participating officers. The officers and their beneficiaries are unsecured creditors of NBI and of NBB with respect to the benefits under the Salary Continuation Plan.

Each of the salary continuation agreements, except for Mr. Rakes’, provides an annual benefit for the participating officer at normal retirement age (age 65) while in the active service of the Company. In Mr. Rakes’ case, the salary continuation agreement was amended on December 17, 2008 to provide that benefits will be payable to him upon his separation from service after reaching the normal retirement age (65). At the time of the amendment, Mr. Rakes’ benefit was equal to 30% of 2005 salary, adjusted for inflation. Starting in 2009, his benefit has been adjusted annually based on his then current salary. It is equal to 25% of 2008 annual compensation adjusted for inflation, for Mr. Denardo and 25% of 2012 annual compensation, adjusted for inflation, for Mr. Skeens. The benefit is payable for the greater of 15 years or the officer’s lifetime. If the officer dies before receiving the annual benefit for 15 years, the benefit is paid to his or her beneficiary for the remainder of that period. A reduced benefit is available upon the officer’s early termination if he or she is 50 years of age or older, upon disability or upon a change in control of the officer’s employer. “Early termination,” “disability” and “change in control” are all defined in the salary continuation agreements. A death benefit that is equal in amount to the annual retirement benefit is paid to the officer’s beneficiary for 15 years in the event of the officer’s death while an active employee. No benefit is payable if the officer is terminated for cause, as that term is defined in the agreements.

The amended salary continuation agreement with Mr. Rakes provides that he would have received annual payments of $106,268 if he had left the Company at his normal retirement age in 2009. Upon Mr. Rakes’ separation from service, his benefit will increase by adding interest for each full month between his normal retirement and his actual separation from service. The method for calculating this interest is specified in the amended salary continuation agreement. Mr. Skeens’ agreement provides that he will be paid $65,940 annually at his normal retirement in 2031. Under his agreement, Mr. Denardo will be paid annual payments of $72,488 at his normal retirement in 2017. The salary continuation agreement with Mr. Hunter provides for annual payment of $54,862 at normal retirement in 2033.

Pension Benefits Table

The following table provides additional information about the pension benefits from the National Bankshares, Inc. Retirement Income Plan and from the Officers Salary Continuation Plan for Mr. Rakes, Mr. Skeens, Mr. Denardo and Mr. Hunter.

Pension Benefits Table
Name	Plan Name	Number of Years of Credited Service (#)	Present Value of Accumulated Benefits ($)(1)	Payments During Last Fiscal Year ($)
James G. Rakes	NBI Retirement Income	31	2,263,850	---
	Officers Salary Continuation	n/a	1,234,407	---
David K. Skeens	NBI Retirement Income	23	147,596	---
	Officers Salary Continuation	n/a	58,875	---
F. Brad Denardo	NBI Retirement Income	30	956,080	---
	Officers Salary Continuation	n/a	492,120	---
Bryson J. Hunter(2)	NBI Retirement Income	3	15,124	---
	Officers Salary Continuation	n/a	32,063	---

(1)

For the NBI Retirement Income Plan, based on December 31, 2013 disclosure assumptions: 4.50% interest, RP –2000 Combined Mortality. For the Officers Salary Continuation Plan, based on 2013 assumptions: 6.25% interest.

(2)

Mr. Hunter became eligible to participate on the NBI Retirement Income Plan on July 1, 2012 following normal eligibility requirements. He and the Company’s subsidiary, The National Bank of Blacksburg, entered into a Salary Continuation Agreement effective January 1, 2013.

Mr. Rakes has reached normal retirement age under the National Bankshares, Inc. Retirement Income Plan and is eligible to receive his full benefit upon retirement. Mr. Denardo is eligible for early retirement under the Plan. Early retirement is defined as having reached age 55, with five years of participation in the Retirement Income Plan. Upon early retirement, vested benefits are reduced by multiplying the full retirement benefit by an early payment factor that ranges from 41.29% at age 55 to 90.76% at age 64.

Nonqualified Deferred Compensation Table

The following table supplies detailed information about nonqualified deferred compensation plans for Mr. Rakes.

Nonqualified Deferred Compensation Table
Name	Executive Contributions in Last FY ($)	Registrant Contributions in Last FY ($)	Aggregate Earnings in Last FY ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)
James G. Rakes
Capital Accumulation Plan	---	---	37,774	---	1,806,202
Directors Deferred Compensation Plan	---	---	---	19,326	---

RISK FROM COMPENSATION POLICIES AND PRACTICES

FOR ALL EMPLOYEES

National Bankshares, Inc. has determined that its conservative compensation policies and practices for all employees are unlikely to create risks that are reasonably likely to have a materially adverse effect on the Company. Substantially all of the compensation paid to the Company’s employees is in the form of salary. The only exception to this rule are the bonus payments that are a part of Mr. Rakes’ compensation package, which is discussed in “Compensation Discussion and Analysis” above, and a small percentage of incentive compensation paid by NBFS. While Mr. Rakes’ annual bonus is a large component of his compensation, the Board believes that the historical performance of the Company during Mr. Rakes’ tenure while the bonus program has been in effect reflects that the bonus plan, as implemented by the Board, has not and is not likely to create risks that are reasonably likely to harm the Company. Rather, this compensation element has proven to be beneficial in enhancing the Company’s success. The Company utilizes a formal salary administration structure that limits annual salary increases to predetermined percentages within salary ranges that are established for each position.

NOMINATING COMMITTEE

National Bankshares, Inc. has a standing Nominating Committee that was chaired by Dr. Miller in 2013. Mr. Peery, Mr. Reynolds and Dr. Shuler served on the Committee. Each of these directors is independent. The Nominating Committee’s sole function is to review and recommend nominees for the Board of Directors. A current copy of the Committee’s Charter is available on the Company’s web site at www.nationalbankshares.com. The Nominating Committee does not have a specific policy with regard to the consideration of any director candidates recommended by stockholders, because the Committee will evaluate all candidates for directors using the same criteria, regardless of the source of the referral. Stockholders wishing to refer director candidates to the Nominating Committee should do so in writing mailed by first class mail to the Committee, c/o National Bankshares, Inc., P. O. Box 90002, Blacksburg, VA 24062-9002.

In considering candidates for director, the Nominating Committee seeks individuals who meet the following minimum criteria that are set forth in the Committee’s Charter. The candidate must be an individual of the highest character and integrity. He or she must be able to work well with others and must be free of any conflict of interest that would violate law or regulation or interfere with the proper performance of a director’s responsibilities. The candidate should be willing to devote sufficient time to the business of the Board. Finally, he or she should have the capacity to represent the best interests of the stockholders as a whole in a balanced way. The Nominating Committee insures that the Board of Directors will have a sufficient number of independent directors to fill all Board and Committee positions that require independent directors. In addition, the Nominating Committee seeks directors who have good business experience as well as directors who have experience in academia and public service. The Committee looks for directors who are knowledgeable about and who reside in the locations in which the Company and its subsidiaries do business and who have the ability and willingness to refer new business to the Company. While there is no formal policy regarding consideration of diversity in identifying director nominees, the Nominating Committee seeks candidates who reflect the Company’s belief that gender and ethnic diversity provide additional perspectives that are helpful to the Board of Directors. As a result, the Nominating Committee considers the additional diversity a candidate may add to the overall membership mix of the Board to be a positive factor in the selection of a nominee. The Board believes that its policy of seeking diverse Directors has been moderately successful.

The Nominating Committee actively solicits the names of potential Board candidates from the directors and officers of Bankshares and, as stated here, will consider candidates suggested by stockholders. Information about potential candidates is sought from diverse sources, and the Nominating Committee compares the experience, expertise and personal qualities of the potential candidates with the experience, expertise, and personal qualities that are identified as being desirable for the Board of Directors at any given time.

AUDIT COMMITTEE REPORT

The Audit Committee has a charter that was last amended on February 11, 2004. The Charter reflects standards set forth in Securities and Exchange Commission regulations and NASDAQ Stock Market Listing Rules, and it is posted on the Company’s web site at www.nationalbankshares.com.

The Audit Committee monitors the integrity of the Bankshares financial reporting process and its systems of internal controls concerning finance, accounting and legal compliance. Each of the Audit Committee members satisfies the definition of an independent director as established in the listing standards for the NASDAQ Stock Market. Although each member of the Audit Committee has extensive business experience, the Committee has identified Dr. Lewis as the financial expert, because he has a background which involves financial oversight responsibilities. Dr. Lewis currently oversees the preparation of financial statements in his role as President of New River Community College. He previously served as the College’s Chief Financial Officer.

In discharging its oversight responsibility with regard to the audit process, the Audit Committee has reviewed and discussed the audited consolidated financial statements with management, discussed with the independent auditors Yount, Hyde & Barbour the matters to be discussed by Statement of Auditing Standards No. 61 (Communication with Audit Committees), received communications from the auditors as to their independence required by Independence Standards Board Standard No. 1 and discussed with them their independence.

Based upon its review and discussions with management and Yount, Hyde & Barbour, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in Bankshares Annual Report on Form 10-K for the year ended December 31, 2013, to be filed with the Securities and Exchange Commission.

The following fees were paid to Yount, Hyde & Barbour, P.C., Certified Public Accountants & Management Consultants, for services provided to Bankshares for the years ended December 31, 2013 and December 31, 2012. The Audit Committee determined that the provision of non-audit services by Yount, Hyde & Barbour did not compromise the firm’s ability to maintain its independence.

 Principal Accounting Fees and Services

	2013		2012
	Fees ($)	Percentage	Fees ($)	Percentage
Audit fees	125,250	80%	112,000	77%
Audit-related fees	22,650	15%	26,250	18%
Tax fees	8,000	5%	7,750	5%
	155,900	100%	146,000	100%

Audit fees: Audit and review services and review of documents filed with the SEC.

Audit-related fees: Employee benefit plan audits and consultation concerning financial accounting and reporting standards.

Tax fees: Preparation of federal and state tax returns, review of quarterly estimated tax payments and consultation concerning tax compliance issues.

The Audit Committee meets and specifically approves in advance the provision of all services of Yount, Hyde & Barbour, P.C.

Members of the Audit Committee: Dr. Lewis, Chairman, Mr. Ball, Dr. Dooley, and Mr. Green.

EXPENSES OF SOLICITATION

The cost of solicitation of proxies will be borne by Bankshares. In addition to solicitations by mail, directors, officers and regular employees of NBI, NBB and NBFS may solicit proxies personally or by telephone, telegraph, facsimile, or other electronic means without additional compensation. It is contemplated that brokerage houses and nominees will be requested to forward proxy solicitation material to the beneficial owners of the stock held of record by such persons, and Bankshares may reimburse them for their charges and expenses in this connection.

2015 STOCKHOLDER PROPOSALS

In order to be considered for inclusion in the proxy materials of Bankshares for the 2015 Annual Meeting of Stockholders, a stockholder proposal intended to be presented at the Meeting must be delivered to Bankshares’ headquarters at 101 Hubbard Street, Blacksburg, Virginia, 24060, or received by mail at P.O. Box 90002, Blacksburg, Virginia 24062-9002, no later than November 10, 2014. Bankshares’ bylaws provide that a stockholder must give timely advance notice in writing to the President, James G. Rakes, in order to bring business before an Annual Meeting of Stockholders. To bring business before the 2015 Annual Meeting, a stockholder notice must be delivered to 101 Hubbard Street, Blacksburg, 24060, or received by mail at P.O. Box 90002, Blacksburg, Virginia 24062-9002 no sooner than January 7, 2015 and no later than February 6, 2015.

OTHER BUSINESS

All properly executed proxies received by Bankshares will be voted at the Annual Meeting following the instructions contained in the proxies.

The Board of Directors does not know of any other matters to be presented for action at the Annual Meeting other than those listed in the Notice of Meeting and referred to in this Proxy Statement. The enclosed proxy does, however, give authority to the persons named in the proxy to use their discretion to vote on any other matters that may properly come before the meeting, and it is the intention of the persons named in the proxy to use their judgment if they are called upon to vote on any matter of this type.

BY ORDER OF THE BOARD OF DIRECTORS

Bryson J. Hunter
Secretary and Counsel

Blacksburg, Virginia

March 12, 2014

BANKSHARES IS PROVIDING STOCKHOLDERS WITH A COPY OF THE ITS ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 2013, INCLUDING FINANCIAL STATEMENTS (BUT NOT INCLUDING EXHIBITS), FREE OF CHARGE, WITH THIS PROXY STATEMENT. STOCKHOLDERS AS OF THE RECORD DATE MAY OBTAIN ADDITIONAL COPIES OF THE FORM 10-K AND COPIES OF EXHIBITS TO THE FORM 10-K BY MAKING A WRITTEN REQUEST TO: BRYSON J. HUNTER, SECRETARY AND COUNSEL, NATIONAL BANKSHARES, INC., P.O. BOX 90002, BLACKSBURG, VIRGINIA 24062-9002.

NATIONAL BANKSHARES, INC.

PROXY

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Lindsay Coleman, of Blacksburg, Virginia and William T. Peery of Tazewell, Virginia, or each of them, as Proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote as designated below, all the shares of Common Stock of National Bankshares, Inc. held of record by the undersigned on February 21, 2014, at the Annual Meeting of Stockholders to be held on April 8, 2014, or at any adjournments thereof.

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED

The Board of Directors recommends you vote **FOR** the following:

To withhold authority to vote for any individual nominee (s), mark "For All Except" and write the name (s) of the nominees (s) on the line below.

Vote on Directors	**FOR ALL**	**WITHHOLD ALL**	**FOR ALL EXCEPT**	
1. Election of Directors	☐	☐	☐	____________________

Nominees:

01) Charles E. Green, III
02) William A. Peery
03) James M. Shuler

The Board of Directors recommends you vote (i) **FOR** the non-binding advisory vote to approve the compensation of our named executive officers; and (ii); **FOR** the ratification of the appointment of Yount, Hyde, & Barbour, P.C. as the Company's independent registered public accounting firm for the fiscal year ending December 31, 2014.

Vote on Proposals	**FOR**	**AGAINST**	**ABSTAIN**
2. Cast a non-binding advisory vote to approve the compensation of our named executive officers.	☐	☐	☐
3. Ratification of the appointment of Yount, Hyde & Barbour P.C. as the Company's independent registered public accounting firm for the fiscal year ending December 31, 2014.	☐	☐	☐

When properly executed, this proxy will be voted in the manner directed by the undersigned stockholder. If no direction is made the proxy will be voted "for" Proposals 1, 2, and 3 as set forth above.

Please sign exactly as your name appears below. Joint owners should each sign personally. When signing as attorney, executor, trustee, guardian or other fiduciary, please give full title as such. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature	Date	Signature if held jointly	Date

PLEASE MARK, SIGN, DATE AND RETURN THE PROXY PROMPTLY USING THE ENCLOSED POSTAGE-PAID ENVELOPE.